Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

May 8, 2025

Starz Entertainment Corp.

1647 Stewart Street

Santa Monica, CA

Dear Sirs/Mesdames:

RE:	Registration of Common Shares of Starz Entertainment Corp.

We have acted as Canadian counsel to Starz Entertainment Corp., a company existing under the laws of British Columbia (the “Company”). At your request, we have examined a registration statement of the Company on Form S-8 dated May 8, 2025 (the “Registration Statement”) in connection with the registration under the United States Securities Act of 1933 (the “US Securities Act”) of the Common Shares without par value in the capital of the Company (the “Common Shares”). The registration under the Registration Statement relates to the offering by the Company of up to 3,325,000 Common Shares (the “Offered Shares”) issuable pursuant to the Starz Entertainment Corp. 2025 Performance Incentive Plan, as may be amended from time to time (the “2025 Plan”).

A.	Documents Reviewed and Reliance

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(a)	the Registration Statement;

(b)	the 2025 Plan;

(c)	the certificate of amalgamation, the certificate of name change, the notice of articles, and the articles of the Company, as currently in effect;

(d)

certified unanimous written consent resolutions executed by the directors of the Company dated January 29, 2025, approving the adoption of the 2025 Plan subject to the approval of the holders of the Class A Voting Shares of the Company (the “LGEC Shareholders”);

(e)	certified minutes of a meeting of the LGEC Shareholders held on April 23, 2025 approving, among other things, the 2025 Plan; and

(f)	the Form 8-K of Lions Gate Entertainment Corp. dated April 23, 2025, filed under the US Securities Act on April 24, 2025, related to the approval by LGEC Shareholders of the 2025 Plan,

collectively, the “Transaction Documents”.

We have also made such investigations and examined a certificate signed by the Chief Financial Officer of the Company addressed to our firm, certifying certain additional corporate information of a factual nature and attaching certain documents (the “Officer’s Certificate”).

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

C.	Assumptions/Reliance

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)

with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness, and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF, or photocopied copies of originals, and the legal capacity of individuals signing any documents;

(b)	the Officer’s Certificate is accurate and continues to be accurate on the date hereof;

(c)	that all documents reviewed by us have not been modified in any manner since the date they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto or otherwise;

(d)

the completeness, accuracy, and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

(e)

all necessary consents, authorizations, approvals, permits, or certificates (governmental or otherwise), which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

(f)

the minute books and corporate records of the Company made available to Dentons are the original minute books and records of the Company and they include the minutes, or copies thereof, of all proceedings of the shareholders and directors of the Company.

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

D.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Offered Shares have been authorized for issuance and when issued in compliance with the provisions of the 2025 Plan, including receipt by the Company of any consideration required to be paid under the 2025 Plan where such consideration is determined by the directors of the Company to be at least equal to the issue price established by the directors for the Offered Shares, the Offered Shares will be validly issued, fully-paid, and non-assessable.

E.	Qualifications

Whenever our opinion refers to securities of the Company, whether issued or to be issued, as being “fully-paid, and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Company in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Company therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the US Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. The opinions may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or corporation for any purpose, without our prior written consent. Our opinions do not take into account any proposed rules, policies, or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Dentons Canada LLP